EXHIBIT 99

Red Lobster Olive Garden LongHorn Steakhouse
The Capital Grille Bahama Breeze® Seasons 52
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
September 28, 2011	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS FIRST QUARTER DILUTED NET EARNINGS PER SHARE OF 78 CENTS; DECLARES A QUARTERLY DIVIDEND OF 43 CENTS PER SHARE

ORLANDO, FL, September 28 – Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the first quarter ended August 28, 2011.

Highlights for the quarter include the following:
• First quarter diluted net earnings per share from continuing operations were 78 cents, a 3% decrease from the 80 cents per diluted share in the first quarter of last year. Net earnings from continuing operations in this year’s first quarter were $106.8 million and sales were $1.94 billion, which compare to net earnings from continuing operations of $113.3 million and sales of $1.81 billion in the first quarter last year. The Company estimated that Hurricane Irene adversely affected diluted net earnings per share for the first quarter this year by approximately two cents.
• First quarter total sales from continuing operations of $1.94 billion were a 7.5% increase from the prior year. The increase reflects (1) combined same-restaurant sales growth of 2.8% for Olive Garden, Red Lobster and LongHorn Steakhouse, exceeding an estimated 1.0% increase for the Knapp-Track™ benchmark of U.S. same-restaurant sales excluding Darden; (2) same-restaurant sales growth of 5.1% for the Company’s Specialty Restaurant Group; and (3) the operation of 71 net new restaurants compared to the first quarter last year. In the first quarter, U.S. same-restaurant sales increased 10.7% at Red Lobster and 4.8% at LongHorn Steakhouse, and decreased 2.9% at Olive Garden.
• During the first quarter, Darden purchased 1.9 million shares of its common stock.
• Darden’s Board of Directors declared a quarterly dividend of 43 cents per share.

“As we previously announced, strong sales growth this quarter at Red Lobster, LongHorn Steakhouse and our Specialty Restaurant Group was offset by below expectation sales results at Olive Garden, unfavorable year-over-year commodity costs and the adverse impact of Hurricane Irene,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “Olive Garden remains one of the strongest brands in the full-service restaurant industry and we are working to improve its sales performance during the balance of the year. With improvement at Olive Garden, continued sales momentum at the other brands, more neutral commodity cost comparisons in the second half of the year and a meaningful increase in the number of shares we will repurchase, we anticipate diluted net earnings per share growth of 12% to 15% this fiscal year - though we have higher confidence at this point in the year in the low end of the range.”

Operating Highlights

OLIVE GARDEN’S first quarter sales of $884 million were 0.8% higher than the prior year, driven by revenue from 30 net new restaurants that offset the 2.9% decline in U.S. same-restaurant sales. For the quarter, on a percentage of sales basis, higher food and beverage expenses, restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expense resulted in a decrease in operating profit and operating profit as a percentage of sales for the quarter.

RED LOBSTER’S first quarter sales of $674 million were 12.3% higher than the prior year, driven by its U.S. same-restaurant sales increase of 10.7% and revenue from five net new restaurants. For the quarter, on a percentage of sales basis, higher food and beverage expenses, offset partially by lower restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expenses, resulted in a decrease in operating profit and operating profit as a percentage of sales for the quarter. These results reflect strong same-restaurant traffic growth that was supported by an investment in maintaining guest affordability.

LONGHORN STEAKHOUSE’S first quarter sales of $253 million were 12.1% higher than the prior year, driven by revenue from 23 net new restaurants and the U.S. same-restaurant sales increase of 4.8%. For the quarter, on a percentage of sales basis, higher food and beverage expenses and depreciation expenses, offset partially by lower restaurant labor expenses, restaurant expenses, and selling, general and administrative expenses, resulted in a decrease in operating profit and operating profit as a percentage of sales for the quarter. These results reflect strong same-restaurant traffic growth that was supported by an investment in maintaining guest affordability.

THE SPECIALTY RESTAURANT GROUP’S first quarter sales of $129 million were 20.7% higher than prior year, driven by same-restaurant sales increases of 7.0% at The Capital Grille, 2.9% at Bahama Breeze and 2.5% at Seasons 52. Additionally, sales growth reflected revenue from four new restaurants at The Capital Grille, one new restaurant at Bahama Breeze and seven new restaurants at Seasons 52.

Fiscal 2012 June, July and August U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of June, July and August as follows:

Olive Garden	June	July	August*
Same-Restaurant Sales	(3.1)%	(3.5)%	(2.1)%
Same-Restaurant Traffic	(2.4)%	(2.6)%	(1.6)%
Pricing	0.8%	1.7%	1.8%
Menu-mix	(1.5)%	(2.6)%	(2.3)%

Red Lobster	June	July	August*
Same-Restaurant Sales	19.9%	5.8%	5.0%
Same-Restaurant Traffic	24.4%	10.1%	3.4%
Pricing	0.9%	1.1%	2.8%
Menu-mix	(5.4)%	(5.4)%	(1.3)%

LongHorn Steakhouse	June	July	August*
Same-Restaurant Sales	6.5%	4.0%	3.5%
Same-Restaurant Traffic	5.1%	3.0%	2.7%
Pricing	1.9%	2.7%	2.7%
Menu-mix	(0.5)%	(1.7)%	(1.9)%

* Note: Same-restaurant sales results in August were adversely affected by approximately 80 basis points due to Hurricane Irene which caused 151 days of restaurant closures.

Other Actions
Darden’s Board of Directors declared a quarterly cash dividend of 43 cents per share on the Company’s outstanding common stock. The dividend is payable on November 1, 2011 to shareholders of record at the close of business on October 11, 2011.

Darden continued the buyback of its common stock, purchasing 1.9 million shares in the first quarter. There are approximately 22.8 million shares remaining in the current repurchase authorization.

Fiscal 2012 Financial Outlook
Darden affirmed that it expects combined full-year U.S. same-restaurant sales growth in fiscal 2012 of approximately +3% for Red Lobster, Olive Garden and LongHorn Steakhouse, and that it continues to expect to open approximately 80 to 90 net new restaurants in fiscal 2012. As a result, the Company expects total sales growth of between 6.5% and 7.5% in fiscal 2012. The Company also affirmed it anticipates that diluted net earnings per share growth from continuing operations in fiscal 2012 will be towards the lower end of its previously announced range of 12% and 15%.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.5 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, stock repurchases, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF RESTAURANTS

8/28/2011		8/29/2010
671	Red Lobster USA	666
28	Red Lobster Canada	28
699	Total Red Lobster	694
751	Olive Garden USA	721
6	Olive Garden Canada	6
757	Total Olive Garden	727
357	LongHorn Steakhouse	334
45	The Capital Grille	41
26	Bahama Breeze	25
18	Seasons 52	11
1	Other	—
1,903	Total Restaurants	1,832

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	8/28/2011	8/29/2010
Sales	$1,942.0	$1,806.7
Costs and expenses:
Cost of sales:
Food and beverage	593.5	507.5
Restaurant labor	613.1	578.8
Restaurant expenses	299.8	279.1
Total cost of sales (1)	$1,506.4	$1,365.4
Selling, general and administrative	182.8	180.9
Depreciation and amortization	84.1	76.7
Interest, net	21.7	24.6
Total costs and expenses	$1,795.0	$1,647.6
Earnings before income taxes	147.0	159.1
Income taxes	(40.2)	(45.8)
Earnings from continuing operations	$106.8	$113.3
Losses from discontinued operations, net of tax benefit of $0.1 and $0.1, respectively	(0.2)	(0.2)
Net earnings	$106.6	$113.1
Basic net earnings per share:
Earnings from continuing operations	$0.80	$0.82
Losses from discontinued operations	—	—
Net earnings	$0.80	$0.82
Diluted net earnings per share:
Earnings from continuing operations	$0.78	$0.80
Losses from discontinued operations	—	—
Net earnings	$0.78	$0.80
Average number of common shares outstanding:
Basic	133.8	138.6
Diluted	137.2	141.7

(1) Excludes restaurant depreciation and amortization as follows:	$78.4	$71.7

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	8/28/2011	5/29/2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74.2	$70.5
Receivables, net	64.4	65.4
Inventories	343.0	300.1
Prepaid income taxes	5.2	5.2
Prepaid expenses and other current assets	81.7	77.0
Deferred income taxes	163.5	145.6
Total current assets	$732.0	$663.8
Land, buildings and equipment, net	3,690.2	3,622.0
Goodwill	516.9	517.1
Trademarks	454.0	454.0
Other assets	201.1	209.7
Total assets	$5,594.2	$5,466.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$289.0	$251.3
Short-term debt	330.5	185.5
Accrued payroll	129.7	167.1
Accrued income taxes	22.1	9.3
Other accrued taxes	63.7	64.3
Unearned revenues	177.8	200.0
Other current liabilities	439.4	409.3
Total current liabilities	$1,452.2	$1,286.8
Long-term debt, less current portion	1,405.9	1,407.3
Deferred income taxes	352.7	345.4
Deferred rent	190.3	186.2
Obligations under capital leases, net of current installments	55.6	56.0
Other liabilities	234.2	248.7
Total liabilities	$3,690.9	$3,530.4
Stockholders’ equity:
Common stock and surplus	$2,444.4	$2,408.8
Retained earnings	2,970.7	2,921.9
Treasury stock	(3,415.1)	(3,325.3)
Accumulated other comprehensive income (loss)	(88.1)	(59.8)
Unearned compensation	(8.6)	(9.4)
Total stockholders’ equity	$1,903.3	$1,936.2
Total liabilities and stockholders’ equity	$5,594.2	$5,466.6

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	13 Weeks Ended
	8/28/2011	8/29/2010
Cash flows—operating activities
Net earnings	$106.6	$113.1
Losses from discontinued operations, net of tax benefit	0.2	0.2
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	84.1	76.7
Stock-based compensation expense	11.5	13.2
Change in current assets and liabilities and other, net	(84.1)	11.7
Net cash provided by operating activities of continuing operations	$118.3	$214.9
Cash flows—investing activities
Purchases of land, buildings and equipment	(138.2)	(113.2)
Proceeds from disposal of land, buildings and equipment	1.6	4.3
Increase in other assets	(3.5)	(0.8)
Net cash used in investing activities of continuing operations	$(140.1)	$(109.7)
Cash flows—financing activities
Proceeds from issuance of common stock	22.7	5.7
Income tax benefits credited to equity	7.4	0.8
Dividends paid	(57.7)	(44.4)
Purchases of treasury stock	(91.3)	(95.6)
ESOP note receivable repayment	0.8	0.3
Proceeds from issuance of short-term debt, net	145.0	6.0
Repayment of long-term debt	(0.8)	(150.3)
Principal payments on capital leases	(0.4)	(0.4)
Net cash provided by (used in) financing activities of continuing operations	$25.7	$(277.9)
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.2)	(0.1)
Net cash provided by investing activities of discontinued operations	—	1.5
Net cash (used in) provided by discontinued operations	$(0.2)	$1.4

Increase (decrease) in cash and cash equivalents	3.7	(171.3)
Cash and cash equivalents - beginning of period	70.5	248.8
Cash and cash equivalents - end of period	$74.2	$77.5